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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Elephant Talk Communications, Inc.
Schiphol, the Netherlands

We hereby consent to the use in the prospectus of Elephant Talk Communications, Inc. constituting a part of this Registration Statement on form S-1 (Registration No. 333-170769) of our report dated March 30, 2011, relating to the consolidated financial statements of Elephant Talk Communications, Inc., which is contained in that prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the prospectus.

BDO USA, LLP

Los Angeles, California

August 31, 2011

BDO USA, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.